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                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES
                 EXHIBIT 11--COMPUTATIONS OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


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
                                                             Three months ended         Six months ended
                                                                  April 30,                 April 30,
                                                             ------------------        -----------------
                                                              1996        1995          1996       1995
                                                             -------     ------        ------     ------
Primary Earnings Per Share:
Earnings data:
   Net income                                                $ 3,338      2,417         7,081      4,224
                                                             =======     ======        ======     ======

Weighted average shares outstanding:
   Average shares of common stock outstanding                 16,904     16,272        16,732     16,185
   Net effect of dilutive stock options--based on the
        treasury stock method using average market price       1,401      1,090         1,425      1,029
                                                             -------     ------        ------     ------
   Weighted average shares outstanding                        18,305     17,362        18,157     17,214
                                                             =======     ======        ======     ======
Earnings per common share:
   Net income                                                $  0.18       0.14          0.39       0.25
                                                             =======     ======        ======     ======
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